UNITED STATES OF AMERICA

State of Louisiana

Nancy Landry
SECRETARY OF STATE

As Secretary of State, of the State of Louisiana, I do hereby Certify that a copy of an Amendment to the Articles of Incorporation of

SOFTWARE EFFECTIVE SOLUTIONS CORP.

Domiciled at NEW ORLEANS, LOUISIANA,

Was filed and recorded in this Office on March 13, 2025.

In testimony whereof, I have hereunto set my hand and caused the Seal of my Office to be affixed at the City of Baton Rouge on,

March 13, 2025

STATE OF LOUISIANA · UNION · JUSTICE · CONFIDENCE · SECRETARY OF STATE

Nancy Landry

Secretary of State

BS 44538986D

Certificate ID: 12007590#XBR93

To validate this certificate, visit the following web site, go to **Business Services, Search for Louisiana Business Filings, Validate a Certificate**, then follow the instructions displayed.
www.sos.la.gov

Page 1 of 1 on 3/13/2025 10:08:23 AM

UNITED STATES OF AMERICA

State of Louisiana

Nancy Landry

SECRETARY OF STATE

As Secretary of State, of the State of Louisiana, I do hereby Certify that the attached document(s) of

SOFTWARE EFFECTIVE SOLUTIONS CORP.

are true and correct and are filed in the Louisiana Secretary of State's Office.

46384003 AMEND 03/13/2025 6 pages

In testimony whereof, I have hereunto set my hand and caused the Seal of my Office to be affixed at the City of Baton Rouge on,

March 13, 2025

Nancy Landry

Secretary of State

BS 44538986D

STATE OF LOUISIANA · UNION · JUSTICE · CONFIDENCE · SECRETARY OF STATE

Certificate ID: 12007591#7QK73

To validate this certificate, visit the following web site, go to **Business Services**, **Search for Louisiana Business Filings**, **Validate a Certificate**, then follow the instructions displayed.

www.sos.la.gov

Page 1 of 1 on 3/13/2025 10:08:23 AM

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

SOFTWARE EFFECTIVE SOLUTIONS CORP.

Software Effective Solutions Corp., a Louisiana corporation (the “Company”), through its undersigned Special Vice President, hereby certifies that:

1.       On March 11, 2025, the shareholders of at least 2/3 of the voting power of the Company, pursuant to R.S. §12:1-1006, by a vote of 1,000,000,000 shares for, there being 1,422,958,116 shares outstanding, voted to amend Article 11 of its Articles of Incorporation, which shareholder approval was obtained in accordance with the Articles of Incorporation of the Company.

2.       The following section (the “Deleted Section”) of Article 11 of the Articles of Incorporation of the Company is deleted in its entirety:

The total authorized amount of capital stock is 2,000,000 (two billion). Of the 2,000,000,000 capital stock, 1,500,000,000 (1.5 billion) shares is classified and designated as common stock. The remaining 500,000,000 (500 million) stock is preferred stock, whereby 250,000,000 of it is preferred class A, and 250,000,000 is preferred class B. The par values of all stock is 0.001. Common stock holders have 1 vote per share. Preferred class A has 500 votes per share and have conversion rights to common at 500 to 1, meaning 1 share equates to 500 common shares. Preferred class B has 500 votes per share however do not have conversion rights.

The Deleted Section of Article 11 of the Articles of the Company is replaced in its entirety with the following:

The total authorized amount of capital stock is 2,000,900,000 (two billion nine hundred thousand). The values of all stock is 0.001.

Of the 2,000,900,000 shares of capital stock, 1,500,000,000 (one billion five hundred million) shares is classified and designated as common stock (“Common Stock”).

The remaining 500,900,000 (five hundred million nine hundred thousand) shares of capital stock is classified and designated as preferred stock, whereby (a) 250,000,000 (two hundred fifty million) shares are preferred class A (“Class A Preferred Stock”), (b) 250,000,000 (two hundred fifty million) shares are preferred class B (“Class B Preferred Stock”) and (c) 900,000 (nine hundred thousand) shares are preferred class C (“Class C Preferred Stock”).

Common Stock. The Common Stock has one (1) vote per share.

Class A Preferred Stock. Class A Preferred Stock has 500 votes per share and have conversion rights to common at 500 to 1, meaning 1 share equates to 500 common shares.

Class B Preferred Stock. Class B Preferred Stock has 500 votes per share; however, Class B Preferred Stock does not have conversion rights.

Class C Preferred Stock.

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Stated Value. The Class C Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”).

Fractional Shares. The Class C Preferred Stock may be issued in fractional shares.

Voting Rights. Each share of the Class C Preferred Stock shall be entitled to one (1) vote on all matters with the outstanding shares of Common Stock.

Interest. Each share of the Class C Preferred Stock shall bear interest on the Stated Value thereof at the rate of ten percent (10%) per annum from the date of its issue until converted or redeemed, in accordance with the sections entitled “Conversion and Adjustments” and “Redemption” below, respectively.

Dividends. The Class C Preferred Stock shall be treated pari passu with the Common Stock, except that the dividend on each share of Class C Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of Common Stock multiplied by the Conversion Price, as that term is defined below under “Conversion and Adjustments.”

Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders (each, a “Holder”, collectively, the “Holders”) of Class C Preferred Stock shall be treated pari passu with the Common Stock, except that the payment on each share of Class C Preferred Stock shall be an amount equal to One Dollar ($1.00) for each such share of the outstanding Class C Preferred Stock held by such Holder (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Company shall be distributed to the holders of the Common Stock.

Conversion and Adjustments.

(a)Voluntary Conversion Right; Conversion Price. Any time following the date that is six (6) months from issuance, the Class C Preferred Stock shall be convertible into shares of the Common Stock, as follows:

Holders of Class C Preferred Stock may convert shares of Class C Preferred Stock held by them into shares of the Common Stock. The conversion price shall be $0.01 per share (the “Conversion Price”), subject to adjustments described in this section. The number of shares of Common Stock receivable upon conversion of one (1) share of Class C Preferred Stock equals the Stated Value divided by the then-Conversion Price. A conversion notice (the “Conversion Notice”) may be delivered to Company by the method of the Holder’s choice (including, but not limited to, email, facsimile, mail, overnight courier or personal delivery), and all conversions shall be cashless and not require further payment from the Holder. If no objection is delivered from the Company to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 48 hours of delivery of the Conversion Notice, the Company shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Conversion Notice and waived any objection thereto. The Company shall deliver the shares of Common

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Stock from any conversion to the Holder within three (3) business days of Conversion Notice delivery. If the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, then, upon request of the Holder, and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or are effectively registered under the Securities Act, the Company shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System (“DRS”). If the Company is not participating in the DTC FAST program, then the Company agrees in good faith to apply and cause the approval for participation in the DTC FAST program.

(b)Automatic Conversion. Each share of Class C Preferred Stock shall automatically be converted into shares of Common Stock, at its then-effective Conversion Rate, on March 31, 2026.

(c)Limitation on Conversions. In no event shall the Holder be entitled to convert any Class C Preferred Stock, such that the conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Class C Preferred Stock or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon conversion of Class C Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and the Holder’s affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Regulations 13D- G thereunder, except as otherwise provided in clause (2) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

(d)Adjustment to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Company at any time after the first issuance of a share of the Class C Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the

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Conversion Price (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

(e)Adjustments for Reclassifications and Certain Reorganizations. In case the Company at any time after the first issuance of a share of the Class C Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Company is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Class C Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Class C Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(f)Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Class C Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class C Preferred Stock (the “Reserve Shares”); and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Class C Preferred Stock, the Company will take such corporate action as is necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Class C Preferred Stock.

(g)Transfer Agent Instructions. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Class C Preferred Stock. In the event that an opinion of counsel, such as, but not limited to, a Rule 144 opinion, is needed for any matter related to this Class C Preferred Stock or the Common Stock, the Holder has the right to have any such opinion provided by its own counsel.

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Redemption. The Class C Preferred Stock may be redeemed by the Company at any time for a cash purchase price equal to the liquidation preference as of the redemption date, plus (a) accrued and unpaid interest and (b) accumulated and unpaid dividends.

Protection Provisions. So long as any shares of Class C Preferred Stock are outstanding, the Company shall not, without first obtaining the majority written consent of the holders of Class C Preferred Stock, alter or change the rights, preferences or privileges of the Class C Preferred Stock so as to affect adversely the holders of Class C Preferred Stock.

The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Class C Preferred Stock designation, and will at all times carry out all the provisions of this Class C Preferred Stock designation and take all action as may be required to protect the rights of the Holders of the Class C Preferred Stock.

Status of Converted Stock. In the event any shares of the Class C Preferred Stock shall be converted pursuant hereto, the shares Class C Preferred Stock so converted shall be cancelled and shall revert to the Company’s authorized but unissued Class C Preferred Stock.

Transferability. This Class C Preferred Stock shall be transferable and may be assigned by the Holders, to anyone of their choosing without the Company’s approval subject to applicable securities laws. Each Holder of the Class C Preferred Stock covenants not to engage in any unregistered public distribution of the Class C Preferred Stock when making any assignments.

Notices. Any notice required hereby to be given to the Holders of shares of the Class C Preferred Stock shall be deemed given if sent by email or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

Miscellaneous.

(a)The headings of the various sections and subsections of this Class C Preferred Stock designation are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(b)Whenever possible, each provision of this Class C Preferred Stock designation shall be interpreted in a manner as to be effective and valid under applicable law and published policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Class C Preferred Stock designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Class C Preferred Stock designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

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(c)Except as may otherwise be required by law, the shares of the Class C Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Class C Preferred Stock designation.

Waiver. Any of the rights, powers or preferences of the holders of the Class C Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Class C Preferred Stock then outstanding.

No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Class C Preferred Stock shall have no other rights, privileges or preferences with respect to the Class C Preferred Stock.

3.        Except as amended by these Articles of Amendment, the Articles of Incorporation of the Company remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on March 12, 2025, at Argyle, Texas.

/s/ Eric Newlan

Eric Newlan

Special Vice President

ACKNOWLEDGMENT

STATE OF TEXAS)

)

COUNTY OF DENTON)

BEFORE ME, the undersigned authority, personally came and appeared Eric Newlan, to me known to be the person who signed the foregoing instrument as Special Vice President of Software Effective Solutions Corp. and who, having been duly sworn, acknowledged and declared that he signed such instrument as his free act and deed for the purposes mentioned therein.

IN WITNESS WHEREOF, Eric Newlan and I have signed below on this 12th day of March, 2025.

/s/ Eric Newlan

Eric Newlan

/s/ Camryn Rosenau

Notary Public

NOTARY STAMP:CAMRYN ROSENAU

Notary Public, State of Texas

Comm. Expires 03-14-2028

Notary ID 134807235

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